Exhibit 21.1

WYNDHAM WORLDWIDE CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction	Parent/Member

Wyndham Worldwide Corporation	DE	Public
Wyndham Hotel Group, LLC	DE	Wyndham Worldwide Corporation
Group RCI, Inc.	DE	Wyndham Worldwide Corporation
Wyndham Vacation Ownership, Inc.	DE	Wyndham Worldwide Corporation
Wyndham Vacation Resorts, Inc.	DE	Wyndham Vacation Ownership, Inc.
Wyndham Consumer Finance, Inc.	DE	Wyndham Vacation Resorts, Inc.
Wyndham Resort Development Corporation	OR	Wyndham Vacation Ownership, Inc.

NOTE:  Omitted from the list are the names of other subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Exhibit 21.1
(continued)

WYNDHAM WORLDWIDE CORPORATION
ASSUMED NAMES REPORT

Entity Name	Assumed Name

Wyndham Consumer Finance, Inc.	Assessment Recovery Group Cendant Timeshare Resort Group—Consumer Finance

Wyndham Hotel Group, LLC	Cendant Hotel Group

Wyndham Resort Development Corporation	Longhollow Point Condominiums
Resort at Angels Camp
Resort at Big Bear
Resort at Grand Lake
Solvang Tours, Activities and Information
Sonoma County Resort
Trendwest
Trendwest Resorts
Trendwest Travel
WorldMark by Wyndham
WorldMark by Wyndham Travel

Wyndham Vacation Resorts, Inc.	Fairfield Branson
Fairfield Durango
Fairfield Homes
Fairfield Lake Tahoe
Fairfield Land Company
Fairfield Las Vegas
Fairfield Mountains Realty
Fairfield Resorts
Fairfield Vacation Club
Pagosa Lakes Realty
Resort Financial Services
Sharp Realty
Travel Reservations Company